FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Fixed-Income Trust

Series Number	5
Fund	Fidelity Municipal Income 2017 Fund
Trade Date	05/24/2011
Settle Date	06/01/2011
Security Name	MA ST 5% 08/01/17
CUSIP	57582PZK9
Price	$ 118.275
Transaction Value	$1,182,750
Class Size	312,590,000
% of Offering	0.32%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Barclays Capital
Underwriting Members: (4)	Citigroup, Inc.
Underwriting Members: (5)	Fidelity Capital Markets
Underwriting Members: (6)	Jefferies & Company
Underwriting Members: (7)	Morgan Stanley
Underwriting Members: (8)	Ramirez & Co., Inc.
Underwriting Members: (9)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (10)	BB&T Capital Markets
Underwriting Members: (11)	Cabrera Capital Markets, LLC
Underwriting Members: (12)	Eastern Bank
Underwriting Members: (13)	Edward Jones
Underwriting Members: (14)	Jackson Securities
Underwriting Members: (15)	Janney Montgomery Scott
Underwriting Members: (16)	KeyBanc Capital Markets
Underwriting Members: (17)	Loop Capital Markets, LLC
Underwriting Members: (18)	Morgan Keegan
Underwriting Members: (19)	M.R. Beal & Company
Underwriting Members: (20)	Oppenheimer & Co. Inc.
Underwriting Members: (21)	Piper Jaffray & Co.
Underwriting Members: (22)	Prager, Sealy & Co., LLC
Underwriting Members: (23)	RBC Capital Markets
Underwriting Members: (24)	Raymond James & Associates, Inc.
Underwriting Members: (25)	Roosevelt & Cross, Inc.
Underwriting Members: (26)	Stone & Youngberg